Exhibit 99.1

Quanterix Corporation Announces Closing of Initial Public Offering

LEXINGTON, Mass. — December 11, 2017 — Quanterix Corporation, a company with a next generation, ultra-sensitive digital platform that advances precision health, today announced the closing of its initial public offering of 4,916,480 shares of common stock at a public offering price of $15.00 per share, including 641,280 shares sold pursuant to the full exercise of the underwriters’ option to purchase additional shares. Quanterix received $73,747,200 in gross proceeds from the offering, prior to deducting underwriting discounts and commissions and offering expenses payable by the company.  The shares began trading on The NASDAQ Global Market on December 7, 2017 under the ticker symbol “QTRX.”

J.P. Morgan Securities LLC, Leerink Partners LLC and Cowen and Company, LLC acted as joint book-running managers for the offering. BTIG, LLC and Evercore Group L.L.C. acted as co-managers.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on December 6, 2017. The offering was made only by means of a prospectus. A copy of the final prospectus related to the offering has been filed with the Securities and Exchange Commission and may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: (866) 803-9204; Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by telephone at (800) 808-7525, ext. 6132 or by email at syndicate@leerink.com; or Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, or by calling (631) 274-2806 or by faxing (631) 254-7140.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of these securities under the securities laws of any such state or jurisdiction.

About Quanterix

Quanterix is a company digitizing biomarker analysis with the goal of advancing the science of precision health. The company’s digital health solution, Simoa, has the potential to change the way in which healthcare is provided today by giving researchers the ability to closely examine the continuum from health to disease. Quanterix’ technology is designed to enable much earlier disease detection, better prognoses and enhanced treatment methods to improve the quality of life and longevity of the population for generations to come. The technology is currently being used for research applications in several therapeutic areas, including oncology, neurology, cardiology, inflammation and infectious disease. The company was established in 2007 and is located in Lexington, Massachusetts.

Quanterix PR Contact:

PAN Communications

617-502-4300

quanterix@pancomm.com

Quanterix IR Contact:

Joe Driscoll, Chief Financial Officer

617-301-9400

jdriscoll@quanterix.com

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